UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   LARSON, JAMES B.
   3281 EAST FORTUNA
   SALT LAKE CITY, UT  84124
2. Issuer Name and Ticker or Trading Symbol
   EQUITY OIL COMPANY
   EQTY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12-31-99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   V.P. - OPERATIONS
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
EQUITY OIL COMPANY COMMON STO|      |    |                  |   |           |4,600              |D     |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
INCENTIVE OPTIONS TO BUY|        |04-01|A   |22,500     |A  |(2)  |04-01|EQUITY OIL C|       |1.0625 |22,500      |D  |            |
 EQUITY OIL COMPANY COMM|        |-99  |    |           |   |     |-09  |OMPANY      |       |       |            |   |            |
ON STOCK                |        |     |    |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED OPTIONS TO|        |04-01|A   |15,000     |A  |(2)  |04-01|EQUITY OIL C|       |1.0625 |15,000      |D  |            |
 BUY EQUITY OIL COMPANY |        |-99  |    |           |   |     |-09  |OMPANY      |       |       |            |   |            |
COMMON STOCK            |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |-       |     |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(2) GRANT TO REPORTING PERSON OF OPTIONS TO BUY COMMON STOCK UNDER THE 1993 EQUITY OIL
COMPANY INCENTIVE STOCK OPTION PLAN, A RULE 16B-3 PLAN. THE OPTIONS BECOME EXERCISABLE IN 20%
ANNUAL INCREMENTS FROM 4/01/00 TO
4/01/04.